Exhibit 3.46(a)

2330025

ARTICLES OF INCORPORATION OF TITAN HEALTHCARE OF SACRAMENTO, INC.

I

The name of this corporation is Titan Healthcare of Sacramento, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

Marc Jones

2805 J Street

Sacramento, CA 95816

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Thousand (1,000).

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than thirty-five (35) persons.

VI

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

VII

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

DATED: January 30, 2001.

/s / Phyllis A. Abate
Phyllis A. Abate, Incorporator

CONSENT TO USE OF NAME

Pursuant to Sections 201(b) of the California General Corporation Law (the “CGCL”), the undersigned California corporation, incorporated and existing under the laws of the State of California, and having the exclusive right to the name “Titan Health Corporation,” hereby consents to the use of the name “Titan Healthcare of Sacramento, Inc.” in connection with the filing of Articles of Incorporation under such name, to transact business in California under the CGCL, and authorizes the Secretary of State of California to accept for filing such Articles of Incorporation reflecting said name in the State of California.

This Consent is executed on behalf of Titan Health Corporation, a California corporation on this 30 day of January, 2001.

TITAN HEALTH CORPORATION
a California corporation

/s/ Marc Jones
Marc Jones, President